TG Therapeutics, Inc. Announces Follow-Up Data from the Triple Combination of TG-1101, TGR-1202, and Bendamustine in Patients with DLBCL and FL at the 14th International Conference on Malignant Lymphoma

100% (4 of 4) ORR, including 50% CR rate in patients with relapsed Diffuse Large B-Cell Lymphoma (DLBCL)

50% (6 of 12) ORR, including 42% CR rate in patients with chemo and/or SCT refractory DLBCL

88% (7 of 8) ORR, including 50% CR rate in patients with relapsed or refractory Follicular Lymphoma (FL)

The triple combination of TG-1101, TGR-1202 and bendamustine was generally well-tolerated with the only Gr 3/4 event >10% being neutropenia

NEW YORK, June 15, 2017-- TG Therapeutics, Inc. (NASDAQ: TGTX), today announced updated clinical data from its Phase I/Ib trial of TG-1101 (ublituximab), the Company’s novel glycoengineered anti-CD20 monoclonal antibody in combination with TGR-1202 (umbralisib), the Company’s oral, next generation PI3K delta inhibitor, and bendamustine, in patients with Diffuse Large B-cell Lymphoma (DLBCL) and Follicular Lymphoma (FL). Data from this trial was presented today during a poster session at the 14th International Conference on Malignant Lymphoma (ICML).

Michael S. Weiss, the Company's Executive Chairman and Chief Executive Officer stated, “Relapsed and refractory DLBCL remains one of the most difficult to treat lymphoid malignancies, with a uniformly poor prognosis, particularly for patients with refractory disease who are not eligible for high-dose chemotherapy or stem-cell transplantation.” Mr. Weiss continued, “The data presented today by Dr. Lunning supports our belief that the combination of TG-1101 (ublituximab) and TGR-1202 (umbralisib), our ‘U2 regimen’, with bendamustine is a highly active and well tolerated treatment for patients with aggressive lymphomas. We are excited to be able to rapidly bring this combination forward in the DLBCL arm of our randomized registration-directed UNITY-NHL program and hope to be enrolling patients into this cohort before the end of the summer.”

Dr. Matthew Lunning, of the University of Nebraska Medical Center, stated, “I am extremely pleased with the durable responses seen with this novel triplet regimen, especially in patients with aggressive DLBCL who may not have been candidates for more intensive chemotherapy, transplantation, or CAR-T therapy, due to poor performance status or need for urgent therapy, a truly unmet medical need.  Many patients had high-risk molecular features and some have obtained sustained responses.  In addition to being highly active, the triplet regimen of U2-benda was very well tolerated, with a low incidence of Grade 3 or greater adverse events, particularly those that have been associated with the PI3K-delta class.  I look forward to the possibility of testing this regimen earlier in relapsed and refractory DLBCL and am excited to see it advance into registration directed studies.”

Highlights from today’s presentation include the following:

Poster Presentation: Combination of TGR-1202, Ublituximab, and Bendamustine is safe and highly active in patients with advanced DLBCL and Follicular Lymphoma (Abstract 277)

This poster presentation includes data from patients with relapsed or refractory Diffuse Large B-Cell Lymphoma (DLBCL) or Follicular Lymphoma (FL) treated with the triple combination of TG-1101 (ublituximab), TGR-1202 (umbralisib) and bendamustine. Thirty-three patients were evaluable for safety of which 24 were evaluable for efficacy (9 patients were note evaluable; 7 were too early to evaluate and 2 patients were off study prior to an efficacy assessment: 1 non-related adverse event (AE) and 1 investigator decision). The triple combination appears well tolerated with no discontinuations for a treatment related AE. No events of pneumonitis and no Grade 3/4 transaminitis were reported. Twenty-one patients (64%) were refractory to prior treatment. Mean time on study was approximately 6 months.

Efficacy highlights from this poster include:

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100% (4 of 4) ORR, including a 50% CR rate, observed in patients with relapsed DLBCL

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50% (6 of 12) ORR, including a 42% CR rate, observed in patients with refractory DLBCL with durable CR and PR responses observed (PR on-going for >16+ months)

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88% (7 of 8) ORR, including a 50% CR rate, observed in patients with relapsed or refractory FL

PRESENTATION DETAILS:

The above referenced presentation is now available on the Publications page, located within the Pipeline section, of the Company’s website at www.tgtherapeutics.com/publications.cfm.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies and autoimmune diseases. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202 (umbralisib), an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B‐lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies, with TG-1101 also in clinical development for autoimmune disorders. The Company also has pre-clinical programs to develop IRAK4 inhibitors, BET inhibitors, and anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  In addition to the risk factors identified from time to time in our reports filed with the Securities and Exchange Commission, factors that could cause our actual results to differ materially are the following: our ability to successfully and cost effectively complete clinical trials; the risk that early clinical trial results, including the safety and efficacy results seen with the combination of TG-1101, TGR-1202 plus bendamustine that may have supported the acceptance of our data for presentation or influenced our decision to proceed with additional clinical trials, will not be reproduced in future studies; the risk that the combination of TG-1101 and TGR-1202, referred to as TG-1303 or as “U2”, and being studied in the triple combination of TG-1101 plus TGR-1202 plus bendamustine and in the UNITY clinical trials and other combination trials, will not prove to be safe and efficacious for any indication or as a backbone for current or future triple and/or quad therapies. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:

Jenna Bosco
Vice President, Investor Relations
TG Therapeutics, Inc.
Telephone: 212.554.4351
Email: ir@tgtxinc.com